Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial

Condition and Results of Operations

For the Three Months Ended March 31, 2010 and 2009

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended March 31, 2010 is separately furnished by Rainbow National Services LLC and its subsidiaries (“RNS” and collectively with its subsidiaries, the “Company”, “we”, “us” or “our”).

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  In this Management’s Discussion and Analysis of Financial Condition and Results of Operations there are statements concerning our future operating and future financial performance.  Words such as “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should”, “could”, “potential”, “continue”, “intends”, “plans” and similar words and terms used in the discussion of future operating and future financial performance identify forward-looking statements.  Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  demand for advertising inventory;

•                  the cost of programming and industry conditions;

•                  changes in the laws or regulations under which we operate;

•                  the outcome of litigation and other proceedings, including the matters described in the notes to the accompanying condensed consolidated financial statements;

•                  general economic conditions in the areas in which we operate;

•                  the state of the market for debt securities and bank loans;

•                  our ability to obtain or produce content for our programming businesses;

•                  the level of our capital expenditures;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among cable television system operators, direct broadcast satellite (“DBS”) operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television system operators, DBS operators and telephone companies;

•                  market demand for new programming services;

•                  whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

•                  other risks and uncertainties inherent in our programming businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

All dollar amounts and per unit data included in the following discussion are presented in thousands.

We provide television programming to cable television system operators, DBS operators and telephone companies (collectively referred to as “operators”) primarily throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC, WE tv and IFC.

Our future performance is dependent, to a large extent, on general economic conditions including  the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

Continued capital and credit market disruptions could cause broader economic downturns, which may lead to lower demand for our products, such as lower levels of television advertising and increased incidence of our customer’s inability to pay for the services we provide.  We have experienced some of the effects of this economic downturn.  Continuation of events such as these may adversely impact our results of operations, cash flows and financial position.

We earn revenues in two principal ways.  First, we receive affiliation payments from operators.  These revenues are generally on a per subscriber basis under multi-year contracts with those operators referred to as “affiliation agreements”. The specific affiliation fee revenues we earn vary from period to period, operator to operator and also vary among our networks, but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers,” or are a fixed contractual monthly fee.

The second principal source of revenues is from advertising.

Under our affiliation agreements, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliation fee revenues because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, most of our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of operators that carry our services and the number of viewing subscribers.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE tv and IFC, which are not as widely distributed as AMC.  WE tv and IFC, although carried by many of the larger operators, have higher growth opportunities due to their current penetration levels with those operators.  IFC is currently carried primarily on digital tiers, while WE tv is carried on either analog expanded basic or digital tiers.  Therefore, WE tv and IFC penetration rates may increase if operators are successful in converting their analog subscribers to more highly penetrated digital tiers of service. Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  In negotiating for increased or extended carriage, we may be subject to requests by operators to make upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related affiliation agreements, or to waive for a specified period or accept lower per subscriber fees if certain additional subscribers are provided. We also may help fund the operators’ efforts to market our channels. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising sold and by increasing the rates we charge for such advertising, but, ultimately, the level of our advertising revenues, in most cases, is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our services.  To do this, we must continue to contract for and produce high-quality, attractive programming.  One of our greatest challenges arises from the increasing concentration of subscribers in the hands of a few operators, creating disparate bargaining power between the largest operators and us.  This increased concentration could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating the price and other terms of affiliation agreements.

The Company had three customers that in the aggregate accounted for approximately 30% and 29% of the Company’s consolidated net trade receivables balance at March 31, 2010 and December 31, 2009, respectively, which exposes the Company to a concentration of credit risk.  These customers in the aggregate accounted for approximately 35% and 37% of the Company’s net revenues for the three months ended March 31, 2010 and 2009, respectively.  As a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE tv) and IFC.

Cautionary Note Concerning Historical Financial Statements

Our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision, our indirect parent, during the periods presented herein.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

STATEMENT OF OPERATIONS DATA

	Three Months Ended March 31,
	2010		2009
		% of Net		% of Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$212,581	100%	$194,061	100%	$18,520

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	63,312	30	57,220	29	(6,092)
Selling, general and administrative	52,482	25	53,920	28	1,438
Depreciation and amortization	14,205	7	14,819	8	614
Operating income	82,582	39	68,102	35	14,480
Other income (expense):
Interest expense, net	(18,468)	(9)	(19,224)	(10)	756
Loss on derivative contracts, net	—	—	(1,021)	—	1,021
Miscellaneous, net	58	—	(81)	—	139
Income before income taxes	64,172	30	47,776	25	16,396
Income tax expense	(23,823)	(11)	(18,160)	(10)	(5,663)
Net income	$40,349	19%	$29,616	15%	$10,733

The following is a reconciliation of operating income to Adjusted Operating Cash Flow (“AOCF”):

	Three Months Ended March 31,		Increase
	2010	2009	(Decrease) in
	Amount	Amount	AOCF

Operating income	$82,582	$68,102	$14,480
Share-based compensation	2,702	1,991	711
Depreciation and amortization	14,205	14,819	(614)
AOCF	$99,489	$84,912	$14,577

Comparison of the Three Months Ended March 31, 2010 Versus the Three Months Ended March 31, 2009

Revenues, net for the three months ended March 31, 2010 increased $18,520 (10%) as compared to revenues for the same period in the prior year.  The net increase is attributable to the following:

	AMC Networks	IFC	Total
Increase (decrease) in:
Advertising/sponsorship revenues	$8,376	$315	$8,691
Affiliation fee revenues	8,187	1,340	9,527
Other revenues	465	(163)	302
	$17,028	$1,492	$18,520

The increase in advertising revenue at AMC Networks for the three months ended March 31, 2010 as compared to the prior year resulted principally from higher units sold at AMC and WE tv.  The increase at IFC is due to increased sponsorship sales.  The increase in affiliation fee revenues for the three months ended March 31, 2010 as compared to the prior year is due to increases in affiliation rates and viewing subscribers (see table below).  The following table presents viewing subscribers as of March 31, 2010, December 31, 2009 and March 31, 2009.

	As of March 31, 2010	As of December 31, 2009	As of March 31, 2009
Viewing Subscribers:
AMC	88,000	87,700	86,500
WE tv	63,000	62,500	61,700
IFC	50,500	50,100	49,600

The Company believes the WE tv and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television system operators as digital penetration increases, and increased advertising/sponsorship revenues as cable networks, including ad-supported niche programming networks (such as WE tv), attract a greater advertising market share.  These increases could potentially be offset by lower net effective rates per viewing subscriber for our programming services due to the consolidation of operators and limited opportunities for increases in distribution in the United States for our substantially fully penetrated AMC programming service.  Changes in the viewership ratings of our AMC and WE tv programming services may also significantly affect future advertising revenues.

Technical and operating expenses include primarily amortization of program rights, including those for feature films and non-film programming, and distribution and production related costs.  Depreciation and amortization expense of fixed assets and amortizable intangibles is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for the three months ended March 31, 2010 increased $6,092 (11%) as compared to the same period in 2009.  The increase in technical and operating expense is attributed to the following:

	AMC Networks	IFC	Total
Increase (decrease) in:
Amortization of programming content and series development/original programming costs	$4,463	$907	$5,370
Programming related costs	(235)	957	722
	$4,228	$1,864	$6,092

The increase in amortization of programming content and series development/original programming costs of $4,463 at AMC Networks for the three months ended March 31, 2010 as compared to the same period in the prior year is due primarily to increased amortization of film content at AMC due to increased costs of licensed program rights, and to a lesser extent, increased amortization of non-film programming costs at WE tv.  The increase in amortization of programming content and series development/original programming costs of $907 at IFC for the three months ended March 31, 2010 as compared to the same period in the prior year is due primarily to increased amortization of film content due to a higher volume of licensed program rights.  The increase in programming related costs at IFC of $957 for the three months ended March 31, 2010 as compared to the same period in the prior year is due primarily to increased spending on production related costs.

As a percentage of revenues, technical and operating expenses increased to 30% for the three months ended March 31, 2010 as compared to 29% for the same period in 2009.

There may be significant changes in the level of our expenses from quarter to quarter and/or changes from year to year due to content acquisitions and/or original programming costs.  As additional competition for product increases from other programming services and alternate distribution technologies continue to develop in the industry, costs for content acquisitions and/or original programming may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities.  Selling, general and administrative expenses for the three months ended March 31, 2010 decreased $1,438 (3%) as compared to the same period in 2009.  The decrease in selling, general and administrative expenses is attributable to the following:

	AMC Networks	IFC	Total
(Decrease) increase in:
Sales and marketing costs	$(2,209)	$94	$(2,115)
Other general and administrative costs	(343)	(238)	(581)
Management fees	562	—	562
Long-term incentive plan expense allocated from Cablevision	(7)	(7)	(14)
Share-based compensation expense allocated from Cablevision	568	142	710
	$(1,429)	$(9)	$(1,438)

The decrease in sales and marketing costs at AMC Networks of $2,209 primarily resulted from a decrease in marketing expense at WE tv due to the timing of promotion and marketing of original programming and the number of premieres that occurred during the three months ended March 31, 2010 as compared to the same period in 2009.  Management fees increased due to the increased revenues of AMC Networks in 2010 as compared to 2009.  Pursuant to an agreement with CSC Holdings LLC (“CSC Holdings”), a wholly owned subsidiary of Cablevision, American Movie Classics Company LLC (“AMC LLC”) and WE: Women’s Entertainment LLC (“WE LLC”) pay a management fee of 3.5% of their revenues (as defined under the terms of the agreement) to CSC Holdings on a monthly basis.

As a percentage of revenues, selling, general and administrative expenses decreased to 25% for the three months ended March 31, 2010 as compared to 28% the same period in 2009.

There may be significant changes in the level of our expenses from quarter to quarter due to the timing of promotion and marketing of original programming and the number of premieres that occur during a quarter.  The decrease in selling, marketing and advertising costs at the AMC, WE tv and IFC businesses for the three month period ended March 31, 2010 as compared to the same period in 2009 is not indicative of the anticipated full year results for the year ending December 31, 2010 as the Company plans to spend comparable amounts to those spent in 2009 for the marketing and promotion of original programming.

Depreciation and amortization decreased $614 (4%) for the three months ended March 31, 2010 as compared to the same period in 2009 due primarily to a decrease in amortization expense of $586 at AMC resulting from certain amortizable intangible assets becoming fully amortized in the second quarter of 2009.

Net interest expense decreased $756 (4%) for the three months ended March 31, 2010 as compared to the same period in 2009. The net decrease was attributable to the following:

Increase (decrease):
Due to lower average interest rates on our indebtedness	$(243)
Due to lower average debt balances	(545)
Due to an increase in interest income	(9)
Other	41
$(756)

Loss on derivative contracts, net amounted to $1,021 for the three months ended March 31, 2009.  The interest rate swap contracts outstanding during the three months ended March 31,

2009 effectively fixed the borrowing rates on a substantial portion of the Company’s floating rate debt to limit the exposure against the risk of rising rates.  The loss on interest rate swap contracts resulted from a shift in the yield curve over the life of the swap contracts.  The interest rate swap contracts matured in November 2009.

Income tax expense of $23,823 and $18,160 for the three months ended March 31, 2010 and 2009, respectively, resulted primarily from pretax income, the impact of state income taxes and non-deductible expenses.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $74,447 for the three months ended March 31, 2010 as compared to $60,983 for the three months ended March 31, 2009.  The 2010 cash provided by operating activities resulted from $110,673 of net income before depreciation and amortization and other non-cash items and an increase in cash resulting from an increase of $22,369 in accounts payable to affiliates, partially offset by a decrease in cash resulting from the acquisition of and payment of obligations relating to programming rights totaling $55,562 and an increase in net other assets totaling $3,033.

The 2009 cash provided by operating activities resulted from $89,600 of net income before depreciation and amortization and other non-cash items, an increase in cash resulting from an increase of $23,491 in accounts payable affiliates and a decrease in net other assets totaling $1,402, partially offset by a decrease in cash resulting primarily from the acquisition of and payment of obligations relating to programming rights totaling $53,510.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2010 was $255 as compared to $465 for the three months ended March 31, 2009.  The 2010 and 2009 investing activities consisted of cash outflows for capital expenditures and payments for acquisition of a business.

Financing Activities

Net cash used in financing activities amounted to $75,486 for the three months ended March 31, 2010 as compared to $50,436 for the three months ended March 31, 2009.  In 2010, financing activities consisted of capital distributions to our parent of $59,000, repayment of bank debt of $16,250 and principal payments on capital leases of $236.  In 2009, financing activities consisted of capital distributions to our parent of $34,000, repayment of bank debt of $16,250 and principal payments on capital leases of $186.

LIQUIDITY AND CAPITAL RESOURCES

Overview

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated positive cash flow from operating activities.  However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive net cash from operating activities for the three months ended March 31, 2010 and the year ended December 31, 2009.  Sources of cash include primarily cash flow from the operations of our businesses and borrowings under our revolving credit facilities.  Our principal uses of cash include:  our debt service and the net funding and investment requirements of other Rainbow programming services that we do not own, including Rainbow’s regional news networks (“News 12 Networks”) and MSG Varsity, among others.  We currently expect our net funding and investment requirements for the next twelve months, including term loan repayments aggregating $31,250, will be met with one or more of the following:  our cash on hand, cash generated by our operating activities and available borrowings under our bank credit facilities.  Our decision as to the use of cash on hand, cash generated from operating activities and borrowings under bank credit facilities will be based upon an ongoing review of the funding needs of the business, the optimal allocation of cash resources, the timing of cash flow generation and the cost of borrowing under our bank credit facilities.  Moreover, we will monitor the credit markets and may seek opportunities to issue debt, the proceeds of which could be used to fund cash requirements or make distributions to CSC Holdings or other Rainbow businesses that we do not own.  We have accessed the debt markets for significant amounts of capital in the past and may do so in the future.

During the three months ended March 31, 2010, we distributed $59,000 to Rainbow Programming Holdings LLC (“RPH”), our direct parent, to, among other things, fund certain other programming services, including News 12 Networks and MSG Varsity, among others.

We have assessed the implications of the recent distress in the capital and credit markets on our ability to meet our net funding and investment requirements over the next twelve months and we believe that a combination of cash-on-hand, cash generated from operating activities and availability under our revolving credit facilities should provide us with sufficient liquidity. However, additional market disruptions could cause broader economic downturns, which may lead to lower demand for our services, such as lower levels of advertising.  These events would adversely impact our results of operations, cash flows and financial position.  Although we currently believe that amounts available under our revolving credit facilities will be available when, and if needed, we can provide no assurance that access to such funds will not be impacted by adverse conditions in the financial markets. The obligations of the financial institutions under our revolving credit facilities are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others.

The following table summarizes our outstanding debt, including capital lease obligations, as well as interest expense and capital expenditures as of and for the three months ended March 31, 2010:

Bank debt	$563,750
Capital lease obligations	15,658
Senior notes	299,350
Senior subordinated notes	323,881
Total debt	$1,202,639

Interest expense	$18,577
Capital expenditures	$120

Debt Financing Agreements

We have an $800,000 senior secured credit facility (the “Credit Facility”), which consists of a $500,000 term A loan facility and a $300,000 revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The Credit Facility allows us to utilize up to $50,000 of the revolving credit facility for letters of credit and up to $5,000 for a swing loan.  Further, the Credit Facility provides for an incremental facility of up to $925,000, provided that it be for a minimum amount of $100,000.  On June 3, 2008, we entered into an Incremental Revolver Supplement (“Incremental Revolver”) whereby we received commitments from lenders in the amount of $280,000.  The interest rate under the Incremental Revolver is 2.0% over the Eurodollar rate for Eurodollar-based borrowings and 1.0% over the Base Rate for Base Rate borrowings (as defined in the Incremental Revolver).  The Incremental Revolver matures on June 30, 2012 and the terms and conditions of the Incremental Revolver are no more restrictive than those of our Credit Facility.  Borrowings under the Incremental Revolver may be repaid without penalty at any time.  There were no borrowings outstanding under the Incremental Revolver facility at March 31, 2010.

Outstanding borrowings under our term A loan facility and the original revolving credit facility were $443,750 and $120,000, respectively, at March 31, 2010.  At March 31, 2010, the weighted average interest rate on the term A loan facility and amounts drawn under the original revolving credit facility were 1.29% and 1.25%, respectively.  As of March 31, 2010, $120,000 of the revolving credit facility was drawn and we had $460,000 in total undrawn revolver commitments consisting of $180,000 under our original revolver and $280,000 under the Incremental Revolver, which undrawn amounts were available to be drawn to meet our net funding and investment requirements.  The borrowings under the Credit Facility may be repaid without penalty at any time.  We are obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

Borrowings under the Credit Facility are our direct obligations which are guaranteed jointly and severally by substantially all of our subsidiaries and by RPH, our direct parent.  Such borrowings are secured by the pledge of our stock and the stock of substantially all of our subsidiaries and all of our other assets and the assets of substantially all of our subsidiaries (subject to certain limited exceptions).  The term A loan requires quarterly repayments of $6,250 in 2010, $12,500 in 2011 and 2012 and $162,500 on March 31, 2013 and June 30, 2013, the maturity of the term A loan.  Any amounts outstanding under the revolving credit facilities are due at maturity on June 30, 2012.

The Credit Facility contains various financial and other covenants.  As defined in the Credit Facility, the financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to operating cash flow of 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to operating cash flow of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

We were in compliance with all of our financial covenants under our Credit Facility and our Incremental Revolver as of March 31, 2010.

As of March 31, 2010, we also have outstanding $300,000 principal amount of 8 3/4% senior notes due September 1, 2012 and $325,000 principal amount of 10 3/8% senior subordinated notes due September 1, 2014.  These notes are guaranteed by substantially all of our subsidiaries.

The indentures under which the senior notes and the senior subordinated notes were issued contain various other covenants, which are generally less restrictive than those contained in the Credit Facility.

Future access to the debt markets and the cost of any future debt issuances are also influenced by our credit ratings, which are provided by Moody’s Investors Service (“Moody’s”) and Standard & Poor’s.  Key factors in the assessment of our credit ratings include our free cash flow generating capacity, fiscal strategy, enterprise value and industry risk.  Our corporate credit rating is Ba2 by Moody’s with a positive outlook and BB by Standard & Poor’s with a stable outlook.  Any future downgrade to our credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact our ability to raise additional funds.

Rainbow Media Holdings Promissory Note

As of December 31, 2009, Madison Square Garden, L.P., a subsidiary of Madison Square Garden, Inc., which Cablevision distributed to its stockholders on February 9, 2010, had extended intercompany advances aggregating $190,000 to Rainbow Media Holdings LLC (“Rainbow Media Holdings”), an indirect wholly-owned subsidiary of Cablevision and our indirect parent.  On January 28, 2010, the intercompany advance was replaced with a promissory note from Rainbow Media Holdings to Madison Square Garden, L.P. having a principal amount of $190,000, an interest rate of 3.25% and a maturity date of June 30, 2010.  Rainbow Media Holdings paid the principal amount and accrued interest on March 23, 2010 which was funded through a capital contribution from CSC Holdings.

Interest Rate Risk

To manage interest rate risk, we enter into interest rate swap contracts from time to time to adjust the proportion of total debt that is subject to variable interest rates.  Such contracts effectively fix the borrowing rates on floating rate debt to limit the exposure against the risk of rising rates.  We do not enter into interest rate swap contracts for speculative or trading purposes.  We monitor the financial institutions that are counterparties to our interest rate swap contracts and we only enter into interest rate swap contracts with financial institutions that are rated investment grade.  We diversify our swap contracts among various counterparties to mitigate exposure to any single financial institution.  There were no outstanding interest rate swap contracts as of March 31, 2010.

Interest rate risk is primarily a result of exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads.

All interest rate swap contracts are carried at their fair values on our condensed consolidated balance sheets, with changes in value reflected in the condensed consolidated statements of income.

Commitments and Contingencies

As of March 31, 2010, the Company’s commitments and contingencies not reflected on the Company’s condensed consolidated balance sheet, consisting primarily of long-term program rights obligations, long-term affiliate transmission service commitments and marketing commitments, decreased approximately $68,100 to approximately $203,700 at March 31, 2010 as compared to approximately $271,800 at December 31, 2009.  The decrease relates primarily to a net decrease of commitments for future program rights obligations of approximately $65,500 and by payments made towards the commitment for technical support and affiliate transmission services of approximately $2,500.

Recently Issued Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  ASU No. 2010-06 outlines certain new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in the ASC Topic 820-10.  ASU No. 2010-06 amends ASC Topic 820-10 to now require that (a) a reporting entity disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and (b) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.  In addition, ASU No. 2010-06 clarifies existing disclosures on (a) how a reporting entity should provide fair value measurement disclosures for each class of assets and liabilities, and (b) how a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.  ASU No. 2010-06 is effective for the Company in the fourth quarter of 2010, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. These disclosures will be effective for the Company in the first quarter of 2011.  Early adoption is permitted.  The Company has not yet determined the impact that the adoption of ASU No. 2010-06 will have on its financial statements.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements, which provides amendments that (a) update the criteria for separating consideration in multiple-deliverable arrangements, (b) establish a selling price hierarchy for determining the selling price of a deliverable, and (c) replace the term “fair value” in the revenue allocation guidance with the term “selling price” to clarify that the allocation of revenue is based on entity-specific assumptions.  ASU No. 2009-13 eliminates the residual method of allocating arrangement consideration to deliverables, requires the use of the relative selling price method and requires that a vendor determine its best estimate of selling price in a manner consistent with that used to determine the price to sell the deliverable on a standalone basis.  ASU No. 2009-13 requires a vendor to significantly expand the disclosures related to multiple-deliverable revenue arrangements with the objective to provide information about the significant judgments made and changes to those judgments and how the application of the relative selling-price method affects the timing or amount of revenue recognition.  ASU No. 2009-13 is required to be adopted by the Company on a prospective basis for revenue arrangements entered into or materially modified on or after January 1, 2011.  Early adoption is permitted.  The Company has not yet determined the impact that the adoption of ASU No. 2009-13 will have on its financial statements.